Exhibit 99.1

FOR IMMEDIATE RELEASE     Contact: Scott Thien
April 25, 2024     Corporate Communications
317-902-3103
sthien@fhlbi.com

FHLBank Indianapolis to repurchase up to $100 million in excess stock

INDIANAPOLIS - The Federal Home Loan Bank of Indianapolis (“FHLBank Indianapolis” or “Bank”) announced today that it will repurchase, on a voluntary basis and for a limited time, up to $100 million in par value of excess Class B-1 capital stock from its current members no sooner than May 13, 2024.

Interested members must make repurchase requests in writing during a 15-day period, beginning April 26, 2024. Requests for repurchase will be granted on a pro-rata basis, provided in each case that the repurchase meets all the terms and conditions of the Bank’s Capital Plan. Members first received notice of the repurchase opportunity on April 25, 2024.

Safe Harbor Statement
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements about and including the plan to repurchase excess stock are forward-looking statements. The Bank undertakes no obligation to publicly update any forward-looking statement, except as may be required by applicable law. These statements speak only as of the date of the news release; are based on management’s current beliefs and expectations; and are subject to factors beyond management’s control. Notably, the repurchase of excess stock is subject to the Bank’s Capital Plan, the Federal Home Loan Bank Act of 1932 (12 U.S.C. §1421 et seq) and regulations issued thereunder, and any other applicable law. Accordingly, the Bank will postpone or cancel the repurchase of excess stock if it cannot be completed in conformance with the requirements of its Capital Plan or applicable law. Further, management may determine to postpone or cancel the excess stock repurchase for any reason including if management determines the excess stock is needed to support member activity. Accordingly, no member has a right to require the Bank to complete the repurchase of excess stock.
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About Federal Home Loan Bank of Indianapolis: Building Partnerships. Serving Communities
FHLBank Indianapolis is a regional bank in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and they receive no Congressional appropriations. One of 11 independent regional cooperative banks across the U.S., the FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com and follow the Bank on LinkedIn, and Instagram and X at @FHLBankIndy.
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